Exhibit 99.1

N  e  w  s    R  e  l  e  a  s  e

Contacts:

At InSight:

Steven T. Plochocki

President & CEO

949-282-6000

Thomas V. Croal

Executive Vice President & CFO

949-282-6000

INSIGHT HEALTH SERVICES CORP. COMPLETES PURCHASE OF THIRTEEN
CALIFORNIA DIAGNOSTIC IMAGING CENTERS

LAKE FOREST, CALIFORNIA, April 3, 2003 –InSight Health Services Corp., a leading provider of diagnostic imaging services, (“InSight”) announced today that one of its wholly owned subsidiaries has completed the purchase of 13 diagnostic imaging centers located in Southern California formerly owned by the Comprehensive Medical Imaging subsidiaries of Cardinal Health, Inc. (NYSE: CAH).  Cardinal Health initially acquired the centers in its acquisition of Syncor International Corporation.

“The purchase of these Comprehensive Medical Imaging centers doubles InSight’s size throughout Southern California, taking the number of locations we operate from 12 to 25.  This will increase our presence and enable us to provide enhanced services across the state,” said Steven T. Plochocki, president and chief executive officer.

“Additionally, the purchase of these centers is right in line with the goals of our acquisition strategy.  We target geographic areas where InSight has a strong presence and identify complementary assets that would augment the leadership position we hold in these local marketplaces,” Plochocki concluded.

About InSight Health Services

InSight, headquartered in Lake Forest, California, provides diagnostic imaging and information, treatment and related management services.  It serves managed care entities, hospitals and other contractual customers in 30 US states, including five major US markets:  California, the Southwest, including a major presence in Texas, the Midwest, the Northeast and the Southeast.  For more information visit InSight’s website at www.insighthealth.com.

About Cardinal Health

Cardinal Health, Inc. (http://www.cardinal.com) is the leading provider of products and services supporting the health care industry. Cardinal Health companies develop, manufacture, package and market products for patient care; develop drug-delivery technologies; distribute pharmaceuticals, medical-surgical and laboratory supplies; and other consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 50,000 people on five continents and produces annual revenues of more than $47 billion. Cardinal Health is ranked #19 on the current Fortune 500 List and was named as one of “The World’s Best” companies by Forbes magazine in 2002.

Forward-Looking Statements

The matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including such factors as availability of financing to consummate the transaction; obtaining the necessary approvals to consummate the transaction; conditions within the healthcare environment; limitations and delays in reimbursement by third party payors; adverse utilization trends for certain diagnostic imaging procedures; the potential for rapid and significant changes in technology and their effect on InSight’s operations; operating, legal, governmental and regulatory risks; economic, political and competitive forces affecting InSight’s business; contract renewals; financial stability of InSight’s customers; market competition; InSight’s ability to successfully integrate acquisitions; and other risk factors detailed in InSight’s SEC filings.

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